Exhibit 5.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Telephone: 212-837-6000 Fax: 212-422-4726 hugheshubbard.com

                       December 21, 2011

Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166

Ladies and Gentlemen:

We have acted as counsel to Benihana Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 2,741,184 shares of the Company’s Common Stock, par value $0.10 per share, (the “Shares”), to be issued pursuant to the Company’s 2007 Equity Incentive Plan, 2003 Directors’ Stock Option Plan, 2000 Employees Class A Common Stock Plan, and Amended and Restated Directors’ Stock Option Plan (collectively, the “Plans” and individually, a “Plan”).

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such certificates of government officials and corporate officers and representatives, and such other documents as we have deemed relevant and necessary as a basis for the opinions set forth herein.  As to certain questions of fact material to our opinions, we have relied on statements and representations of officers and representatives of the Company, and we have made no independent investigation of such matters.  The opinions expressed herein are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, upon issuance, delivery and payment therefore in accordance with the terms of the respective Plan and any agreements thereunder, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                         Very truly yours,

                          /s/ HUGHES HUBBARD & REED LLP

                         HUGHES HUBBARD & REED LLP